Exhibit 5.2

Our ref	RDS/681574-000001/10571306v1
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Pingtan Marine Enterprise Ltd.

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

27 December 2016

Dear Sirs

Pingtan Marine Enterprise Ltd. – S-3 Opinion

We have acted as counsel as to Cayman Islands law to Pingtan Marine Enterprise Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's registration statement on Form S-3 dated 27 December 2016 (the "Registration Statement") relating to securities to be issued and sold by the Company from time to time. Such securities include:-

(a)	ordinary shares of the Company of par value US$0.001 per share (the "Ordinary Shares");

(b)	preferred shares of the Company of par value US$0.001 per share (the "Ordinary Preferred Shares");

(c)	debt securities, including senior debt securities, subordinated debt securities, senior convertible debt securities and subordinated convertible debt securities and of the Company (collectively the "Debt Securities"), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the "Indentures");

(d)	warrants to subscribe for Ordinary Shares, Preferred Shares and Debt Securities (or any combination thereof) in the Company (the "Warrants") to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the "Warrant Agreements"). The Ordinary Shares, the Preferred Shares, the Debt Securities and the Warrants are referred to as the "Securities"; and

(e)	units each consisting of one or more of the Securities in any combination (the "Units") to be issued under unit agreements to be entered into between the Company and a unit agent for such Units (the "Unit Agreements").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 15 January 2010 and the certificate of incorporation on change of name dated 26 February 2013.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to a special resolution of the Company dated 25 February 2013 (the "Memorandum and Articles").

1.3	The corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 22 September 2016 (the "Certificate of Good Standing").

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Indentures and the Debt Securities, the Warrant Agreements and the Warrants, the Unit Agreements and the Units have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2	The Indentures and the Debt Securities, the Warrant Agreements and the Warrants, the Unit Agreements and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4	The choice of the laws of the State of New York as the governing law of the Indentures and the Debt Securities, the Warrants and the Warrant Agreements and the Units and the Unit Agreements has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.5	All signatures, initials and seals are genuine.

2.6	The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares and the Preferred Shares, and none of the Ordinary Shares or the Preferred Shares will be issued for less than their par value.

2.7	There will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the Company's Memorandum and Articles.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures and the Debt Securities, the Warrants and the Warrant Agreements and the Units and the Unit Agreements.

2.9	The Debt Securities, the Warrants and the Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Indenture, Warrant Agreement and Unit Agreement.

2.10	The Indentures and the Debt Securities, the Warrants and the Warrant Agreements and the Units and the Unit Agreements will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.11	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from issuing the Ordinary Shares or the Preferred Shares or entering into and performing its obligations under a duly authorised, executed and delivered Indenture, Warrant Agreement or Unit Agreement.

2.12	No monies paid to or for the account of the Company in respect of the Ordinary Shares, Preferred Shares, Debt Securities, Warrants or Units represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2016 Revision) and the Terrorism Law (2015 Revision), respectively).

2.13	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.14	The issue of (i) the Ordinary Shares, (ii) the Preferred Shares, (iii) the Debt Securities under the Indentures, (iv) the Warrants under the Warrant Agreements and (v) the Units under the Unit Agreements will be of commercial benefit to the Company.

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares, the Preferred Shares, the Debt Securities, the Warrants or the Units.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	With respect to the Ordinary Shares, when (i) the board of directors of the Company (the "Company's Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.3	With respect to the Preferred Shares, when (i) the Company's Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of Debt Securities, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities shall have been authorised and validly executed and delivered by the Company and the trustee thereunder; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.5	With respect to each issue of Warrants, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to each issue of Units, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Indentures to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2016 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures, the Debt Securities, the Warrant Agreements, the Warrants, the Unit Agreements or the Units.

4.4	We have not reviewed the final form of any of the Indentures, the Debt Securities to be issued thereunder, the Warrant Agreements or the Warrants to be issued thereunder, or the Unit Agreements or the Units to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures, the Debt Securities, the Warrant Agreements or the Warrants, the Unit Agreements or the Units and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Ordinary Shares or Preferred Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.7	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Indentures, the Debt Securities, the Warrant Agreements or the Warrants, the Unit Agreements or the Units or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indentures, the Debt Securities, the Warrant Agreements or the Warrants or the Unit Agreements or the Units and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by US counsel to the Company for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP